                                                                    EXHIBIT 11.1



                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE


     Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the three- and six-month periods ended November 30, 1996 and 1995 were as follows (in thousands, except per share amounts):

                                             Three Months                 Six Months
                                           Ended November 30,         Ended November 30,
                                          --------------------       --------------------
                                            1996        1995           1996        1995
                                          --------    --------       --------    --------
Net income applicable to common
  and common equivalent shares . . . . .  $103,717    $ 89,871       $165,667    $165,205
                                          --------    --------       --------    --------
                                          --------    --------       --------    --------

Average shares of common stock
  outstanding. . . . . . . . . . . . . .   113,958     113,065        113,901     112,739
Common Equivalent Shares:
  Assumed exercise of outstanding
    dilutive options . . . . . . . . . .     5,624       5,644          5,428       5,733
  Less shares repurchased from
    proceeds of assumed exercise
    of options . . . . . . . . . . . . .    (4,450)     (4,189)        (4,296)     (4,524)
                                          --------    --------       --------    --------

Average common and common
  equivalent shares. . . . . . . . . . .   115,132     114,520        115,033     113,948
                                          --------    --------       --------    --------
                                          --------    --------       --------    --------

Earnings per share . . . . . . . . . . .  $    .90    $    .78       $   1.44    $   1.45
                                          --------    --------       --------    --------
                                          --------    --------       --------    --------

     The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

     Fully diluted earnings per share are substantially the same as earnings per share.